Exhibit 99.1

Jamba, Inc. Announces Resignation of Robert C. Kagle from Board of Directors

Emeryville, CA – August 14, 2009— Jamba, Inc. (NASDAQ:JMBA) today announced that Robert C. Kagle resigned from its board of directors on August 12, 2009 with immediate effect.

James D. White, Jamba, Inc. president and chief executive officer said, “On behalf of Jamba, I wish to thank Bob for his service and dedication to our company. Since he first joined Jamba Juice Company as a director in 1994, we have benefited from Bob’s leadership and passion for the Jamba brand. Bob was instrumental in my decision to join Jamba and I am particularly grateful for the support he has provided to me over the last eight months.”

“It is simply a new era and freshness has always been a critical ingredient at Jamba,” said Mr. Kagle. “It has been a privilege to be part of the creation of such a powerful brand and culture and I offer my best wishes for a bright future to all my fellow board directors and the Jamba team.”

The board has 10 members following Mr. Kagle’s resignation. Mr. Kagle was also a member of the Compensation and Executive Development Committee.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises Jamba Juice® stores. Founded in 1990, Jamba Juice is a leading restaurant retailer of better-for-you food and beverage offerings, including great tasting fruit smoothies, juices, teas, hot oatmeal made with organic, steel cut oats, and baked goods. As of July 14, 2009, Jamba Juice had 735 locations consisting of 490 company-owned and operated stores and 245 franchise stores. For the nearest location or a complete menu, visit the Jamba Juice website at www.jambajuice.com or call 1-866-4R-FRUIT.

CONTACT

For Jamba, Inc.

Don Duffy

203-682-8200

investors@jambajuice.com